As filed with the Securities and Exchange Commission on July 29, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CODORUS VALLEY BANCORP, INC. (Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	23-2428543 (IRS Employer Identification Number)
105 Leader Heights Road P.O. Box 2887 York, PA 17405 (717) 747-1519
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry J. Miller Chairman, President and Chief Executive Officer 105 Leader Heights Road P.O. Box 2887 York, PA 17405 (717) 747-1519	With Copies To: Charles J. Ferry, Esq. Stevens & Lee, P.C. 17 North Second Street, 16th Floor Harrisburg, PA 17101 (717) 255-7380

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Share Price (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $2.50 par value	250,000 shares	$12.75	$3,187,500.00	$413.74

(1)   On July 14, 2020, the board of directors authorized the issuance of an additional 250,000 shares under the Plan.  The shares being registered hereby do not include shares of common stock previously registered on Registration Statement No. 333-179179 on Form S-3.

(2)   Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c).  Based upon the average of the high and low price, as reported by NASDAQ, as of July 24, 2020.

PROSPECTUS

 CODORUS VALLEY BANCORP, INC.
Dividend Reinvestment and Stock Purchase Plan

Cusip No. 192025 10 4

250,000 Shares of Common Stock
$2.50 Par Value

This Prospectus relates to 250,000 shares of the $2.50 par value common stock of Codorus Valley Bancorp, Inc. (“Codorus Valley” or the “Corporation”) which may be issued under the Codorus Valley Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) which Plan was adopted on February 25, 1992, and amended on December 16, 1994, January 12, 1999, July 23, 2004, January 26, 2012 and July 14, 2020.

The Plan provides shareholders of the Corporation’s common stock with a simple and convenient method of investing cash dividends in additional shares of common stock. Shareholders who elect to enroll in the Plan (“participants”) will, if they so desire, direct any cash dividends paid on their shares of common stock toward automatic investment in additional shares of common stock. The Plan also provides each participant with a convenient and economical way to voluntarily purchase additional shares of common stock within the limitations provided in the Plan.

Shares acquired for the Plan will be purchased in the open market, in negotiated transactions or from the Corporation. The purchase price of shares purchased from the Corporation will be the fair market value per share, as defined, at the purchase date. As of July 24, 2020, the market price of the Corporation’s common stock was $12.75. The purchase price of shares purchased in the open market or in negotiated transactions will be the price paid for the shares, excluding all fees, brokerage commissions and expenses. Shareholders who do not elect to participate in the Plan will receive dividends, as declared and paid, by check.

The Corporation is listed on the NASDAQ Global Market under the symbol “CVLY.”

Reference is made to the “Explanation of Dividend Reinvestment and Stock Purchase Plan” section, which is considered part of this Prospectus, for further information on the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 1 for a discussion of various factors that shareholders should consider about an investment in our common stock.

The date of this Prospectus is July 29, 2020.

(i)

PROSPECTUS SUMMARY

The Corporation

Codorus Valley Bancorp, Inc. (“Codorus Valley” or the “Corporation”), a Pennsylvania business corporation, is a bank holding company registered with and supervised by the Board of Governors of the Federal Reserve System. The Corporation was formed in 1986 for the purpose of becoming the parent holding company of PeoplesBank, A Codorus Valley Company, formerly named Peoples Bank of Glen Rock (“PeoplesBank” or the “Bank”). The formation was effective March 2, 1987. The Bank, a state-chartered institution, is a full service commercial bank and provides a wide range of services to individuals and small to medium-sized businesses in its York County, Pennsylvania and northern Maryland market areas.

The principal executive offices of the Corporation are located at Codorus Valley Corporate Center, 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania 17405-2887. The telephone number of the Corporation is (717) 747-1519.

The Offering; The Plan; Use of Proceeds

The securities offered hereby are a maximum of 250,000 shares of the Corporation’s common stock, par value $2.50 per share. The purpose of the offering is to provide holders of the Corporation’s common stock with a simple and convenient method of investing cash dividends and voluntary cash payments in additional shares of common stock, without incurring brokerage commissions, through the Corporation's Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

Detailed information concerning the Plan is provided under “Explanation of the Dividend Reinvestment and Stock Purchase Plan,” which should be reviewed carefully.

Shares may be acquired for issuance pursuant to the Plan through open market purchases, through negotiated transactions or from the Corporation. Open market purchases will be made by an independent purchasing agent retained to act as agent for Plan participants, and the purchase price to participants will be the actual price paid, excluding brokerage commissions and other expenses, which commissions and expenses will be paid by the Corporation. The Corporation will receive none of the proceeds from shares acquired for issuance pursuant to the Plan unless the acquisitions involve the purchase of shares from the Corporation. To the extent any shares are purchased from the Corporation, the proceeds of such sales will be added to the general funds of the Corporation and will be available for its general corporate purposes, including working capital requirements and contributions to the Corporation's banking subsidiary to support its anticipated growth and expansion.

RISK FACTORS

The purpose of the Plan is to provide a simple and convenient method of investing cash dividends in additional shares of common stock. Nothing in this Prospectus represents a recommendation by the Corporation or anyone else that a person buy or sell the Corporation’s common stock. We urge you to read this Prospectus thoroughly before you make your investment decision regarding participation in the plan.

Before investing in the Corporation’s common stock, you should be aware that an investment in our common stock involves a variety of risks, including those described below. You should carefully read and consider the risks described below, in addition to the other information contained in this Prospectus and in our other filings with the SEC, before you decide whether to purchase Codorus Valley common stock. Unless the context otherwise requires, references to “we,” “us,” “our,” “Codorus Valley Bancorp, Inc.,” “Codorus Valley” or the “Corporation” refer to Codorus Valley Bancorp, Inc. and its direct or indirect owned subsidiaries, and references to the “Bank” refer to PeoplesBank, a Codorus Valley Company, the wholly-owned banking subsidiary of the Corporation.

The risks and uncertainties described below are not the only ones facing the Corporation. Additional risks and uncertainties that we are not aware of or focused on, or that we currently deem immaterial, may also impact our business and results of operations. If any of these known or unknown risks or uncertainties actually occurs, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the market price of our common stock could decline significantly, and you could lose all or part of your investment.

The effect of COVID-19 and related events could have a negative effect on the Corporation's business prospects, financial condition and results of operations.

In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United

States. On March 13, 2020, President Trump declared the ongoing COVID–19 pandemic of sufficient severity and magnitude to warrant an emergency declaration for all states, territories, and the District of Columbia.

In response, many state and local governments, including the Commonwealth of Pennsylvania and the State of Maryland, have instituted emergency restrictions that have substantially limited the operation of non-essential businesses and the activities of individuals. It has been widely reported that these restrictions have resulted in significant adverse effects for many different types of businesses, particularly those in the travel, hospitality and food and beverage industries, among many others, and has resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which the Corporation operates. The ultimate effect of COVID-19 on the local or broader economy is not known nor is the ultimate length of the restrictions described and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income and, therefore, earnings. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak, and there is no guarantee that the Corporation’s efforts to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.

The effect of COVID-19 and related events, including those described above and those not yet known or knowable, could have a negative effect on the Corporation's business prospects, financial condition and results of operations, as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolio; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the Corporation's financial reporting and internal controls; declines in the demand for loans and other banking services and products; declines in demand resulting from adverse impacts of the disease on businesses deemed to be "non-essential" by governments; and branch or office closures and business interruptions.

Risks Related to Our Business and Industry

Weakness in the economy may materially adversely affect our business and results of operations.

Our results of operations are materially affected by conditions in the economy generally, which continue to be uncertain and include uneven economic growth, accompanied by low interest rates. Dramatic declines in the housing market following the 2008 financial crisis, with falling home prices and increasing foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions. While conditions have improved, a return to a recessionary or excessive inflationary economy could result in financial stress on our borrowers that would adversely affect consumer confidence, a reduction in general business activity and increased market volatility. The resulting economic pressure on consumers and businesses and the lack of confidence in the financial markets could adversely affect our business, financial condition, results of operations and stock price. Our ability to properly assess the creditworthiness of our clients and to estimate the losses inherent in our credit exposure would be made more complex by these difficult market and economic conditions. Accordingly, if market conditions worsen, we may experience increases in foreclosures, delinquencies, write-offs and client bankruptcies, as well as more restricted access to funds.

Deterioration in our local and regional economy or real estate market may adversely affect our business.

Substantially all of our business is with clients located within South Central Pennsylvania, principally York and Lancaster Counties and North Central Maryland, principally Harford County, Baltimore County and Baltimore City. As a result of this geographic concentration, our results depend largely on economic conditions in these and surrounding areas. Deterioration in economic conditions in these markets could:

●	increase loan delinquencies;

●	increase problem assets and foreclosures;

●	increase claims and lawsuits;

●	decrease the demand for our products and services; and

●	decrease the value of collateral for loans, especially real estate, in turn reducing clients’ borrowing power, the value of assets associated with nonperforming loans and collateral coverage.

Generally, we make loans to small and mid-sized businesses whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market area could reduce our growth rate, affect our borrowers’ ability to repay their loans and, consequently, adversely affect our financial condition and performance. For example, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of our loans inadequately collateralized. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings could be adversely affected.

If our allowance for loan and lease losses is not sufficient to cover actual loan and lease losses, our earnings would decrease.

We are exposed to the risk that our borrowers may default on their obligations. To absorb probable, incurred loan and lease losses that we may realize, we recognize an allowance for loan and lease losses based on, among other things, national and regional economic conditions, historical loss experience, and delinquency trends. However, we cannot estimate loan and lease losses with certainty, and we cannot assure you that charge-offs in future periods will not exceed the allowance for loan and lease losses. If charge-offs exceed our allowance, our earnings would decrease. In addition, regulatory agencies, as an integral part of their examination process, review our allowance for loan and lease losses and may require additions to the allowance based on their judgment about information available to them at the time of their examination. Factors that require an increase in our allowance for loan and lease losses, such as a prolonged economic downturn or continued weakening in general economic conditions such as inflation, recession, unemployment or other factors beyond our control, could reduce our earnings.

Our exposure to credit risk, which is heightened by our focus on commercial lending, could adversely affect our earnings and financial condition.

There are certain risks inherent in making loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the economy, risks inherent in dealing with borrowers and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral if a disposition is necessary.

Commercial loans, including commercial real estate, are generally viewed as having a higher credit risk than residential real estate or consumer loans because they usually involve larger loan balances to a single borrower and are more susceptible to a risk of default during an economic downturn. Our consolidated commercial lending operations include commercial, financial and agricultural lending, real estate construction lending, and commercial mortgage lending. Construction financing typically involves a higher degree of credit risk than commercial mortgage lending. Risk of loss on a construction loan depends largely on the accuracy of the initial estimate of the property’s value at completion of construction compared to the estimated cost (including interest) of construction. If the estimated property value proves to be inaccurate, the loan may be inadequately collateralized.

Because our loan portfolio contains a significant number of commercial real estate, commercial and industrial loans, and construction loans, the deterioration of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could cause an increase in loan related legal fees and expenses, loan charge-offs and a corresponding increase in the provision for loan losses, which could adversely impact our financial condition and results of operations.

We depend primarily on net interest income for our earnings, and changes in interest rates could adversely impact our financial condition and results of operations.

Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. Changes in interest rates can increase or reduce net interest income and net income.

Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

We attempt to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact and a rapid increase or decrease in interest rates could adversely affect our financial performance. In the event that one or more of these factors were to result in a decrease in our net interest income, we do not have significant sources of fee income to make up for decreases in net interest income.

The planned phasing out of LIBOR as a financial benchmark presents risks to the financial instruments originated or held by the Corporation.

The London Interbank Offered Rate (“LIBOR”) is the reference rate used for many of the Corporation’s transactions, including variable and adjustable rate loans and borrowings. However, a reduced volume of interbank unsecured term borrowing, coupled with recent legal and regulatory proceedings related to rate manipulation by certain financial institutions, has led to international reconsideration of LIBOR as a financial benchmark. The United Kingdom Financial Conduct Authority (“FCA”), which regulates the process for establishing LIBOR, announced in July 2017 that the sustainability of LIBOR cannot be guaranteed. Accordingly, the FCA intends to stop persuading, or compelling, banks to submit rates for the calculation of LIBOR after 2021.

Regulators, industry groups and certain communities (e.g., the Alternative Reference Rates Committee) have, among other things, published recommended fallback language LIBOR-linked financial instruments, identified recommended alternatives for certain LIBOR rates (e.g., the Secured Overnight Financing Rate as the recommended alternative to U.S. Dollar LIBOR), and proposed implementations of the recommended alternatives in floating rate instruments. At this time, it is not possible to predict whether these recommendations and proposals will be broadly accepted, whether they will continue to evolve, and what the effect of their implantation may be on the markets for floating rate financial instruments. The uncertainty surrounding potential reforms, including the use of alternative reference rates and changes to the methods and processes used to calculate rates, may have an adverse effect on the trading market for LIBOR-based securities, loan yields, and the amount received and paid on derivative contracts and other financial instruments. In addition, the implementation of LIBOR reform proposals may result in increased compliance and operational costs.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

The banking industry is heavily regulated, and such regulations are intended primarily for the protection of depositors and the federal deposit insurance fund, not shareholders. As a bank holding company, we are subject to regulation by the Federal Reserve. Our bank subsidiary is also regulated by the Federal Deposit Insurance Corporation, or FDIC, and is subject to regulation by the Pennsylvania Department of Banking and Securities and recently, by regulations promulgated by the Consumer Financial Protection Bureau (CFPB) as to consumer financial services and products. These regulations affect lending practices, capital structure, investment practices, dividend policy, and growth. In addition, we have non-bank operating subsidiaries from which we derive income. One of these non-bank subsidiaries, Codorus Valley Financial Advisors, Inc. d/b/a PeoplesWealth Advisors, engages in providing investment management and insurance brokerage services, industries that are also heavily regulated on both a state and federal level. In addition, newly enacted and amended laws, regulations, and regulatory practices affecting the financial service industry may result in higher capital requirements, higher insurance premiums and limit the manner in which we may conduct our business. Such changes may adversely affect us, including our ability to offer new products and services, obtain financing, attract deposits, make loans and leases and achieve satisfactory spreads, and may also result in the imposition of additional costs on us. As a public corporation, we are also subject to the corporate governance standards set forth in the Sarbanes-Oxley Act of 2002, as well as any applicable rules or regulations promulgated by the SEC and The NASDAQ Global Market.

Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, affect retention of key personnel, require us to increase our regulatory capital, require us to invest significant management attention and resources and limit our ability to pursue business opportunities in an efficient manner.

Additional requirements imposed by the Dodd-Frank Act could increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, has significantly changed the current bank regulatory structure and affected the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, some of the details and impact of the Dodd-Frank Act may not yet be known. Our operating and compliance costs have materially increased and it is expected that the legislation and implementing regulations will continue to increase our operating and compliance costs.

The Dodd-Frank Act created the Consumer Financial Protection Bureau, or CFPB, as an independent bureau of the Federal Reserve with broad powers to supervise and enforce consumer protection laws. In addition, the CFPB has rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The CFPB’s qualified mortgage rule, or “QM Rule,” became effective on January 10, 2014. The QM Rule is designed to clarify how lenders can manage the potential legal liability under the Dodd-Frank Act, which would hold lenders accountable for insuring a borrower’s ability to repay a mortgage. Loans that meet the definition of “qualified mortgage” will be presumed to have complied with the new ability-to-repay standard. The QM Rule and similar rules could limit the Bank’s ability to make certain types of loans or loans to certain borrowers, or could make it more expensive and time-consuming to make these loans, which could limit the Bank’s growth or profitability.

The Dodd-Frank Act requires publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments. It also provides that the listing standards of the national securities exchanges shall require listed companies to implement and disclose “clawback” policies mandating the recovery of incentive compensation paid to executive officers in connection with accounting restatements. The Dodd-Frank Act also directs the Federal Reserve to promulgate rules prohibiting excessive compensation paid to bank holding company executives. Compliance with these rules will likely increase our overall regulatory compliance costs and may have an adverse effect on our ability to recruit and retain executive officers for the Corporation and the Bank.

We recently became subject to more stringent capital requirements.

The Dodd-Frank Act required the federal banking agencies to establish minimum leverage and risk-based capital requirements for insured banks and their holding companies. The federal banking agencies issued a joint final rule, or the Final Capital Rule, that implements the Basel III capital standards and establishes the minimum capital levels required under the Dodd-Frank Act. Certain capital requirements mandated by the Final Capital Rule became effective January 1, 2015. The Final Capital Rule establishes a minimum common equity Tier I capital ratio of 6.5 percent of risk-weighted assets for a “well capitalized” institution and increases the minimum Tier I capital ratio for a “well capitalized” institution from 6 percent to 8 percent. Additionally, the Final Capital Rule requires an institution to maintain a 2.5 percent common equity Tier I capital conservation buffer over the 6.5 percent minimum risk-based capital requirement for “adequately capitalized” institutions, or face restrictions on the ability to pay dividends, discretionary bonuses, and engage in share repurchases. For bank holding companies under $15 billion in assets as of December 31, 2009, the Final Capital Rule permanently grandfathers trust preferred securities issued before May 19, 2010, subject to a limit of 25 percent of Tier I capital. The Final Capital Rule increases the required capital for certain categories of assets, including high-volatility construction real estate loans and certain exposures related to securitizations; however, the Final Capital Rule retains the current capital treatment of residential mortgages. Implementation of these standards, or any other new regulations, may adversely affect our ability to pay dividends, or require us to reduce business levels or raise capital, including in ways that may adversely affect our results of operations or financial condition.

The soundness of other financial services institutions may adversely affect our credit risk.

Our ability to engage in funding transactions could be adversely affected by the actions and failure of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, mutual funds, and other institutional clients. As a result, defaults by, or even questions or rumors about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or other institutions. Many of these transactions expose us to operational and credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due us. Losses related to these credit risks could materially and adversely affect our results of operations or earnings.

We are required to make a number of judgments in applying accounting policies and different estimates and assumptions in the application of these policies could result in a decrease in capital and/or other material changes to our reports of financial condition and results of operations.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and reserve for unfunded lending commitments, the effectiveness of derivatives and other hedging activities, and the fair value of certain financial instruments (securities, derivatives, and privately held investments), income tax assets or liabilities (including deferred tax assets and any related valuation allowance), and share-based compensation. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could result in a decrease to net income and, possibly, capital and may have a material adverse effect on our financial condition and results of operations.

From time to time, the Financial Accounting Standards Board, or FASB, and the SEC change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes are beyond our control, can be difficult to predict, and could materially impact how we report our financial condition and results of operations. We could be required to apply new or revised guidance retrospectively, which may result in the revision of prior financial statements by material amounts. The implementation of new or revised guidance could result in material adverse effects to our reported capital.

We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings. Information technology systems are critical to our business.

We use various technology systems to manage our client relationships, general ledger, securities investments, deposits, and loans. Business disruptions can occur due to forces beyond our control such as severe weather, power or telecommunications loss, accidents, cyberattacks, terrorism, health emergencies, the spread of infectious diseases or pandemics. We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches (including privacy breaches and cyber-attacks), but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of our systems could deter clients from using our products and services. Although we take protective measures, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security.

In addition, we outsource a significant amount of our data processing to certain third-party providers. If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our clients or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense. Threats to information security also exist in the processing of client information through various other vendors and their personnel.

There have been increasing efforts on the part of third parties, including through cyber-attacks, to breach data security at financial institutions or with respect to financial transactions. There have been several recent instances involving financial services and consumer-based companies reporting the unauthorized disclosure of client or customer information or the destruction or theft of corporate data. In addition, because the techniques used to cause such security breaches change frequently, often are not recognized until launched against a target and may originate from less regulated and remote areas around the world, we may be unable to proactively address these techniques or to implement adequate preventative measures. The ability of our clients to bank remotely, including online and through mobile devices, requires secure transmission of confidential information and increases the risk of data security breaches.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of clients and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability. Any of these events could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or could be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures in order to ensure accurate financial control and reporting. Any system of controls, no matter how well designed and operated, can only provide reasonable, not absolute assurance that the objectives of the system are met. Any failure or circumvention of our controls and/or procedures could have a material adverse effect on our business and results of operation and financial condition.

We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations.

We maintain systems and procedures designed to ensure that we comply with applicable laws and regulations. However, some legal/regulatory frameworks provide for the imposition of fines or penalties for noncompliance even though the noncompliance was inadvertent or unintentional and even though there was in place at the time systems and procedures designed to ensure compliance. For example, we are subject to regulations issued by the Office of Foreign Assets Control, or OFAC, that prohibit financial institutions from participating in the transfer of property belonging to the governments of certain foreign countries and designated nationals of those countries. OFAC may impose penalties for inadvertent or unintentional violations even if reasonable processes are in place to prevent the violations. There may be other negative consequences resulting from a finding of noncompliance, including restrictions on certain activities. Such a finding may also damage our reputation as described below and could restrict the ability of institutional investment managers to invest in our securities.

The inability to hire or retain key personnel could adversely affect our business.

Our success is dependent upon our ability to attract and retain highly skilled individuals. We face intense competition from various other financial institutions, as well as from non-bank providers of financial services, such as credit unions, brokerage firms, insurance agencies, consumer finance companies and government organizations, for the attraction and retention of key personnel, specifically those who generate and maintain our client relationships and serve in other key operation positions in the areas of finance, credit oversight and administration, and wealth management. These competitors may offer greater compensation and benefits, which could result in the loss of potential and/or existing substantial client relationships and may adversely affect our ability to compete effectively. The unexpected loss of services of one or more of these or other key personnel could have a material adverse impact on our business because of their skills, knowledge of the markets in which we operate, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Damage to our reputation could significantly harm our business, including our competitive position and business prospects.

We are dependent on our reputation within our market area, as a trusted and responsible financial corporation, for all aspects of our relationships with clients, employees, vendors, third-party service providers, and others, with whom we conduct business or potential future business. Our ability to attract and retain clients and employees could be adversely affected if our reputation is damaged. Our actual or perceived failure to address various issues could give rise to reputational risk that could cause harm to us and our business prospects. These issues also include, but are not limited to, legal and regulatory requirements; properly maintaining client and employee personal information; record keeping; money-laundering; sales and trading practices; ethical issues; appropriately addressing potential conflicts of interest; and the proper identification of the legal, reputational, credit, liquidity and market risks inherent in our products. Failure to appropriately address any of these issues could also give rise to additional regulatory restrictions and legal risks, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and incur related costs and expenses.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements, which could reduce our ability to effectively compete.

Our future success depends, in part, on our ability to effectively embrace technological efficiencies to better serve clients and reduce costs. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services, which could reduce our ability to effectively compete. Failure to keep pace with technological change could potentially have an adverse effect on our business operations and financial condition.

Competition from other financial institutions in originating loans, attracting deposits and providing various financial services may adversely affect our profitability.

Our banking subsidiary faces substantial competition in originating loans, both commercial and consumer. This competition comes principally from other banks, savings institutions, mortgage banking companies, and other lenders. Many of our competitors enjoy advantages over us, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. This competition could reduce our net income by decreasing the number and size of loans that our banking subsidiary originates and the interest rates it may charge on these loans.

In attracting business and consumer deposits, our bank subsidiary faces substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages over us, including greater financial resources, more aggressive marketing campaigns and better brand recognition and more branch locations. These competitors may offer higher interest rates than we do, which could decrease the deposits that we attract or require us to increase our rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

Our banking and non-banking subsidiaries also compete with non-bank providers of financial services, such as brokerage firms, consumer finance companies, credit unions, insurance companies and governmental organizations which may offer more favorable terms. Some of our non-bank competitors are not subject to the same extensive regulations that govern our banking operations. As a result, such non-bank competitors may have advantages over our banking and non-banking subsidiaries in providing certain products and services. This competition may reduce or limit our margins on banking and non-banking services, reduce our market share, and adversely affect our earnings and financial condition.

We may not be able to successfully maintain and manage our growth.

We continue to execute on our acquisition and organic branching initiatives, which are intended to develop our branch infrastructure in a manner more consistent with the expansion of lending markets and to fill in and grow our branch footprint. As we continue to grow through our acquisitions, branching and other strategic initiatives, we cannot be certain as to our ability to manage increased levels of assets and liabilities. We may be required to make additional investments in equipment and personnel to manage higher asset levels and loans balances, which may adversely impact our efficiency ratio, earnings and shareholder returns.

The financial impact and difficulties in integrating future acquisitions could adversely affect our business.

The efficient and effective integration of any businesses we acquire into our organization is critical to the financial success of an acquisition transaction. Any future acquisitions involve numerous risks, including difficulties in integrating the culture, operations, technologies and personnel of the acquired companies, the diversion of management’s attention from other business concerns and the potential loss of clients. Failure to successfully integrate the operations of any future acquisitions could also harm our business, results of operations and cash flows.

Risks Related to Our Common Stock

The market price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

The market price of our common stock on the NASDAQ Global Market constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurance about the market prices for our common stock.

Stock price volatility may make it difficult for you to resell your common stock when you want and at prices you find attractive. Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

●	actual or anticipated variations in quarterly results of operations or quality of our assets;

●	recommendations by securities analysts;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	any failure to pay dividends on our common stock or a reduction in cash dividends;

●	continued levels of loan quality and volume origination;

●	the adequacy of loan loss reserves;

●	the willingness of clients to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

●	interest rate, market and monetary fluctuations;

●	declines in the fair value of our available-for-sale securities that are deemed to be other-than-temporarily impaired;

●	the timely development of competitive new products and services by us and the acceptance of such products and services by clients;

●	changes in consumer spending and saving habits relative to the financial services we provide;

●	relationships with major clients;

●	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

●	news reports relating to trends, concerns and other issues in the financial services industry, including the failures of other financial institutions in the current economic downturn;

●	perceptions in the marketplace regarding us and/or our competitors;

●	rapidly changing technology, or new technology used, or services offered, by competitors;

●	deposit flows;

●	changes in accounting principles, policies and guidelines;

●	significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

●	failure to integrate acquisitions or realize anticipated benefits from acquisitions;

●	changes in and compliance with laws and government regulations of federal, state and local agencies;

●	effects of climate change;

●	geopolitical conditions such as acts or threats of terrorism or military conflicts;

●	natural disasters or severe weather conditions;

●	health emergencies, the spread of infectious diseases or pandemics;

●	cyber breaches or breaches of physical premises, including data centers;

●	failure to retain or attract key personnel;

●	operating results that vary from the expectations of management, analysts and investors;

●	future sales of our equity or equity-related securities;

●	the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and developments with respect to financial institutions generally; and

●	the relatively low trading volume of our common stock.

General market fluctuations, industry factors and general economic and political conditions and events, such as economic slowdowns or recessions, interest rate changes or credit loss trends, could also cause our stock price to decrease regardless of operating results as evidenced by the current volatility and disruption of capital and credit markets.

The trading volume of our common stock may not provide adequate liquidity for investors and is less than that of other financial services companies.

Our common stock is listed under the symbol “CVLY” on the NASDAQ Global Market. The average daily trading volume for shares of our common stock is less than larger financial institutions. As a result, sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

We may issue additional common stock or other equity securities in the future which could dilute the ownership interest of existing shareholders.

In order to maintain our capital at desired or regulatory-required levels or to replace existing capital, we may be required to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. Generally, we are not restricted from issuing such additional shares. We may sell any shares that we issue at prices below the current market price of our common stock, and the sale of these shares may significantly dilute shareholder ownership. We could also issue additional shares in connection with acquisitions of other financial institutions or in connection with our equity compensation plans. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.

Offerings of debt and/or preferred equity securities may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or, if our or our subsidiary bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our common stock is subordinate to our existing and future indebtedness and preferred stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

Shares of our common stock are equity interests in us and do not constitute indebtedness. As such, shares of our common stock rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock could be subject to the prior dividend and liquidation rights of holders of our preferred stock. Furthermore, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

We may attempt to increase our capital resources or, if our or the Bank’s capital ratios fall below the required minimums, we could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust-preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings are likely to receive distributions of our available assets prior to the holders of our common stock.

We are currently authorized to issue up to 30,000,000 shares of common stock of which 9,763,713 shares were outstanding as of April 24, 2020, and up to 1,000,000 shares of preferred stock, none of which were outstanding as of April 24, 2020. Our board of directors has authority, without action or vote of the shareholders of common stock, to issue all or part of the authorized but unissued shares. Authorized but unissued shares of our common stock or preferred stock could be issued on terms or in circumstances that could dilute the interests of other shareholders.

Regulatory and contractual restrictions may limit or prevent us from paying dividends or repurchasing, or we may choose not to pay dividends on or repurchase, our common stock.

The Corporation is an entity separate and distinct from its principal subsidiary, PeoplesBank, and we derive substantially all of our revenue in the form of dividends from that subsidiary. Accordingly, we are and will be dependent upon dividends from PeoplesBank to pay the principal of and interest on our indebtedness, to satisfy our other cash needs and to pay dividends on our common and preferred stock. The Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. In the event PeoplesBank is unable to pay dividends to us, we may not be able to pay dividends on our common or preferred stock. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors, including those of its depositors.

As described below in the next risk factor, the terms of our outstanding junior subordinated debt securities prohibit us from paying dividends on or repurchasing our common stock at any time when we have elected to defer the payment of interest on such debt securities or certain events of default under the terms of those debt securities have occurred and are continuing. These restrictions could have a negative effect on the value of our common stock. Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.

Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce, suspend or eliminate our common stock cash dividend in the future. No determination has been made by our board of directors regarding whether or what amount of dividends will be paid in future quarters. Additionally, there can be no assurance that regulatory approval will be granted by the Federal Reserve Board to pay dividends. Future payment of cash dividends, if any, will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our and our bank subsidiary’s ability to pay dividends, as well as guidance issued from time to time by regulatory authorities.

Under guidance issued by the Federal Reserve, as a bank holding company we are to consult the Federal Reserve before declaring dividends and are to strongly consider eliminating, deferring, or reducing dividends we pay to our shareholders if (1) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (2) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition, or (3) we will not meet, or are in danger of not meeting, our minimum regulatory capital adequacy ratios.

Under additional supervisory guidance issued by the Federal Reserve in June, 2020, in response to the ongoing COVID-19 pandemic, the Federal Reserve is requiring large banks ($100 billion or more in assets) for the third quarter of 2020 to preserve capital by suspending share repurchases, capping dividend payments to the amount paid in the second quarter and is further limiting dividends to an amount based on recent earnings. While the Corporation and PeoplesBank are not subject to this supervisory guidance, we cannot predict whether guidance of this type will become applicable to the Corporation and PeoplesBank in the future.

If we defer payments of interest on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of March 31, 2020, we had $10,310,000 outstanding aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by certain of our subsidiaries that are statutory business trusts. We have also guaranteed those trust preferred securities. There are currently two separate series of these junior subordinated debt securities outstanding, each series having been issued under a separate indenture and with a separate guarantee. Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock at any time when (i) there shall have occurred and be continuing an event of default under the indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under the indenture; or (ii) we are in default with respect to payment of any obligations under the related guarantee; or (iii) we have deferred payment of interest on the junior subordinated debt securities outstanding under that indenture. In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities of each series from time to time for up to five years.

Events of default under each indenture generally consist of our failure to pay interest on the junior subordinated debt securities outstanding under that indenture under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or the Bank.

As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our common stock, from redeeming, repurchasing or otherwise acquiring any of our common stock, and from making any payments to holders of our common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock. Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing junior subordinated debt securities or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Our common stock is not insured by any governmental entity.

Our common stock is not a deposit account or other obligation of any bank and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund, any other governmental entity or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this document and our other filings with the SEC, and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Anti-takeover provisions and restrictions on ownership could negatively impact our shareholders.

Provisions of federal and Pennsylvania law and our amended and restated articles of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders. In addition, the Bank Holding Company Act of 1956, as amended, or the BHCA, requires any bank holding company to obtain the approval of the Federal Reserve prior to acquiring more than 5 percent of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10 percent or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25 percent or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the BHCA.

Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Corporation. Among other things, these provisions:

●	empower our board of directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our board;

●	divide our board of directors into three classes serving staggered three year terms;

●	authorize our board of directors to oppose a tender or other offer for the Corporation’s securities if the board determines that such an offer should be rejected;

●	require the affirmative vote of holders of at least 75 percent of the outstanding shares of our common stock to approve a merger, consolidation, liquidation or dissolution of the Corporation, or any sale or other disposition of all or substantially all of the assets of the Corporation, excepting transactions described above that are approved by at least 80 percent of the members of the Board of Directors, where such transactions shall require only such shareholder approval, if any, as may be required pursuant to the Pennsylvania Business Corporation Law as in effect from time to time.

●	eliminate cumulative voting in the election of directors; and

●	require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

Risks Related to the Offering

You will have a minimal influence on shareholder decisions.

Together, our directors and executive officers beneficially hold 493,602 shares, representing 5.00% of the total number of shares outstanding as of February 26, 2020. Further, this percentage of ownership could increase if our directors and officers participate in the Plan. Our directors and officers are able to significantly influence our management policies and decisions as well as issues that require a shareholder vote. If our directors and executive officers vote together, they could influence the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all of substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.

Possible future sales of our common stock by our directors and executive officers could cause the market value of our common stock to decline.

Sales of additional shares of our stock, or the perception that shares may be sold by directors and executive officers of the Corporation, could negatively affect the market price of our stock.

Our issuance of additional shares of common stock could dilute or depress the value of your shares.

The Corporation’s Articles of Incorporation authorize the issuance of up to 30,000,000 shares of common stock and up to 1,000,000 shares of preferred stock. The issuance of additional stock within these limits will not require prior shareholder approval. Sales of additional shares of stock, or the perception that shares may be sold, could negatively affect the market price of the Corporation’s stock. The issuance of additional shares could also dilute the percentage ownership interest and corresponding voting power of the prior shareholders.

The price of common stock may fluctuate.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts. Therefore, you bear the market risk associated with fluctuations in the price of common stock. The Plan Administrator will allocate shares purchased to 3 decimal places; thus, there will likely always be a partial share in your plan account. This practice allows maximum investment of your dividends.

EXPLANATION OF THE DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

An explanation of the Plan follows. The Plan is contained in a written Plan instrument, a copy of which is maintained at the offices of the Corporation, as well as at the offices of the Plan Administrator. In the event of any inconsistency between that Plan instrument and this explanation, the Plan instrument will control. The Plan does not represent a change in our dividend policy, which will continue to depend upon earnings, financial and regulatory requirements and other factors, and which will be determined by our Board of Directors from time to time. Shareholders who do not wish to participate in this Plan will continue to receive cash dividends when and as declared. We cannot provide any assurance whether, or at what rate, we will continue to pay dividends.

Purpose

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of the Corporation’s common stock with a convenient and economical method of investing cash dividends payable upon their common stock and voluntary cash payments in additional shares of common stock. To the extent that the additional shares are purchased directly from the Corporation under the Plan, the Corporation will receive additional funds for its general corporate purposes.

Advantages

2.	What are the advantages of the Plan?

Participation in the Plan offers a number of advantages:

●	The Plan enables the shareholders to acquire additional shares of common stock without the payment of brokerage commissions.

●	The Plan provides shareholders of the Corporation with the opportunity to reinvest their dividends automatically in additional shares of common stock. The Plan also provides shareholders with the opportunity to make additional voluntary cash payments, within specified limits, to purchase additional shares of common stock without the payment of any service charges or brokerage commissions.

●	Participants may deposit their physically held common stock certificate(s), at no cost, with the Plan Administrator.

●	Participants’ funds will be fully utilized through the crediting of fractional shares of stock to their accounts under the Plan. Because the shares of stock are held in their Plan account, participants avoid cumbersome safekeeping and record keeping costs through the free custodial and reporting services furnished under the Plan.

●	Participants will receive periodic statements of the transactions for their accounts under the Plan.

Administration

3.	Who administers the Plan for participants?

Equiniti Trust Company d/b/a EQ Shareowner Services (the “Plan Administrator”) administers the Plan as agent for the participants. In such capacity, the Plan Administrator will send periodic statements of account to participants and perform other administrative duties relating to the Plan. Shares purchased for a participant under the Plan will be held by the Plan Administrator and registered in its name or the name of its nominee.

Any notices, questions or other communications relating to the Plan should include the participant’s account number and should be addressed to one of the following:

Contact Information:

Internet: shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the Plan:

For existing registered shareowners:

1.       Go to shareowneronline.com

2.       Select Register then Register for Online Access

3.       Enter your Company Name, Authentication ID* and Account Number

*If you do not have your Authentication ID, select I don’t know and complete the online form to have it sent to you. For security, this number is required for first time sign on.

Email:

Go to shareowneronline.com and select Contact Us.

Telephone:

1-800-468-9716 Toll-Free

651-450-4064 outside the United States

Customer Care Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares*:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and Overnight delivery:

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

*If sending in a certificate for deposit, see the Certificate Deposit and Withdrawal information,

Participation

4.	Who is eligible to participate in the Plan?

Generally, holders of common stock of the Corporation will be eligible to participate in the Plan. However, the Corporation may refuse to offer the Plan to various shareholders of the Corporation for any reason, including for the reason that the state in which the shareholder resides may require registration, qualification or exemption of the common stock to be issued under the Plan, or registration or qualification of the Corporation or any of its officers or employees as a broker, dealer, salesman or agent. Also, persons, other than the Bank or the Bank’s Trust Department, who beneficially own four percent (4%) or more of the Corporation’s common stock are prohibited from enrolling in the Plan. Participants, other than the Bank or the Bank’s Trust Department, who become beneficial owners of four percent (4%) or more of the Corporation’s common stock will be terminated from further participation in the Plan.

Subject to the limitations, participants in the Plan may make voluntary cash payments of not less than $25.00 per payment or more than $25,000.00 per quarter.

5.	How does an eligible shareholder become a participant in the Plan?

If your shares are currently registered in your name with Codorus Valley, not held by your broker or bank in their name, you can enroll through shareowneronline.com or by submitting an Account Authorization Card by mail (see Contact Information).

6.	Must a shareholder authorize dividend reinvestment on a minimum number of shares?

No. There is no minimum number of shares required for participation in the Plan. However, a shareholder may participate in the Plan only with respect to all of his or her shares of the Corporation’s common stock; that is, a shareholder may not participate in the Plan with respect to fewer than all of his or her shares of common stock.

Purchases

7.	How are shares of common stock acquired under the Plan?

Cash dividends payable upon the Corporation’s common stock held by persons participating in the Plan will be paid to the Plan Administrator. The dividends paid to the Plan Administrator will not include any applicable taxes withheld by the Corporation. The Plan Administrator will pool these cash dividends together with all voluntary cash payments received and, with respect to shares to be purchased on the open market, will transfer them to an independent purchasing agent (the “Plan Purchasing Agent”), which will be a broker-dealer registered under the Securities Exchange Act of 1934. The Plan Purchasing Agent will use the funds to purchase shares of the Corporation’s common stock on the open market for the Plan accounts of the participants. Alternatively, the Plan Administrator will acquire shares directly from the Corporation or pursuant to certain negotiated transactions, a combination of the foregoing methods may be used as the Corporation directs. In any event, each participant’s account will be credited with the purchased shares. Shares purchased from the Corporation will be authorized but unissued shares of its common stock.

8.	When will shares of common stock be purchased under the Plan?

The Plan Administrator will invest Codorus Valley dividend funds as soon as administratively possible and no later than 30 trading days, following the dividend payable date.

Voluntary cash payments will be accepted for investment, and will be invested only in connection with a dividend payment date. Because participants will not be credited with interest on their voluntary cash payments prior to investment and because the Plan Administrator is prohibited from holding voluntary cash payments for extended periods of time prior to investing them, participants are strongly encouraged to submit their voluntary cash payments as near as possible to the applicable dividend payment date. For investment of a voluntary cash payment to occur on a particular investment date, the voluntary cash payment must be received by the Plan Administrator no earlier than 30 days prior to the corresponding dividend payment date, allowing adequate time for the checks to clear prior to the corresponding dividend payment date. Historically, the Corporation has declared regular, quarterly cash dividends to shareholders of record as of the second Tuesday of each of January, April, July and October and has paid the dividends two weeks after the respective record date.

Purchases of common stock in the open market or in negotiated transactions may occur over one or more trading days.

9.	What will be the price of stock purchased under the Plan?

For purchases of shares of common stock on the open market or in negotiated transactions, the purchase price will be the pro rata share of the prices actually paid for the shares (excluding brokerage commissions, if any) at the time such purchases are made. For shares of common stock purchased by the Plan Administrator directly from the Corporation, the purchase price will be the average of the high and low price on the applicable investment date or the next trading day. The common stock is currently listed in the Global Market of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”).

10.	How many shares will be purchased for participants?

The number of shares that will be purchased for each participant will depend upon the amount of cash dividends to be reinvested for the participant, the amount of any voluntary cash payments and the actual trading price of the shares purchased. Each participant’s account will be credited with the whole and fractional shares (calculated to three (3) decimal places) equal to the amount invested for the respective participant, divided by the applicable purchase price per share. The applicable purchase price per share will be the total amount of dividends invested divided by the total shares purchased.

11.	Will dividends on shares in participants’ accounts be used to purchase shares?

Yes. Dividends subsequently paid on shares that have been purchased under the Plan will also be used to purchase the Corporation’s common stock, thereby compounding each participant’s investment. Fractional shares held under the Plan for a participant’s account will receive dividends in the same way as a whole share.

12.	Are there any expenses to participants in connection with purchases under the Plan?

The Corporation will pay all costs of administration of the Plan. The Corporation will also pay all brokerage fees incurred pursuant to purchases of common stock made under the Plan.

Voluntary Cash Payments

13.	Who will be eligible to make voluntary cash payments?

All holders of common stock who elect to have dividends reinvested and who are eligible to participate in accordance with the provisions of this Plan may also elect to make voluntary cash payments.

14.	What are the limitations on voluntary cash payments?

Participants are strongly encouraged to submit any voluntary cash payments as near as possible to the applicable dividend payment date. Voluntary cash payments received too early or too late will be returned to participants.

Voluntary cash payments may not be less than $25.00 per payment or total more than $25,000.00 per quarter.

15.	How does the voluntary cash payment option work?

You can make additional cash investments in Codorus Valley at any time by check or by authorizing one-time or recurring automatic bank withdrawals from a U.S. or Canadian financial institution. The dollars you invest (less any applicable fees) will go towards purchasing whole and fractional shares (see Investment Summary and Fees, Minimum and Maximum Cash Investments).

Checks -- To make an investment by mail, payments must be in U.S. dollars and drawn on a U.S. or Canadian financial institution. Cash, money orders, traveler’s checks or third party checks are not accepted.

Automatic investments — A participant may setup a one-time or monthly automatic withdrawal from a designated bank account. The request may be submitted online, by telephone or by sending an Account Authorization Card by mail (see Contact Information). Requests are processed and become effective as promptly as administratively possible. Once the automatic withdrawal is initiated, funds will be debited from the participant’s designated bank account on or about five business days before the dividend payable date and will be invested in Codorus Valley common stock. Changes or a discontinuation of automatic withdrawals can be made online, by telephone or by using the Transaction Request Form attached to the participant’s statement. To be effective with respect to a particular investment date, a change request must be received by the Plan Administrator at least 15 trading days prior to the investment date.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, EQ will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. EQ may sell other shares in the account to recover a returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary, to cover any market loss incurred by EQ.

A refund request for an optional cash investment made by check must be received in writing by the Plan Administrator not less than two (2) trading days before such amount is to be invested.

Participants will not earn interest on funds held by the Plan Administrator. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean the Plan Administrator may hold the funds uninvested or invested in select Wells Fargo deposit products. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator. Investment income from such Permitted Investments shall be retained by the Plan Administrator.

A participant may elect to deposit physical Codorus Valley common stock certificate(s) for safekeeping, by sending the certificate(s) to the Plan Administrator together with instructions to deposit the certificate(s). The certificate(s) will show as surrendered with the corresponding credit to Plan shares. The transaction will appear on the Plan account statement, and shares will be held by the Plan Administrator in its name or nominee name. These shares will be held until the participant sells, withdraws or terminates participation in the Plan. Because the participant bears the risk of loss in sending stock certificate(s), it is recommended that the participant sends them registered, insured for at least 3% of the current market value and request a return receipt. Please do not endorse certificates.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance, provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. As the Plan Administrator, we can provide low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program”, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim, This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Certificate(s) will be issued to a participant for Codorus Valley common stock in the participant’s account upon written request to the Plan Administrator. No certificate for a fractional share will be issued.

Reports to Participants

16.	What reports will participants in the Plan receive?

A statement confirming each transaction will be sent to the participant promptly after the account activity occurs. The statement will show detail of the activity including, date, price, shares and any applicable fees.

These statements contain information to record the cost basis of your shares for tax reporting purposes. It is important that you keep the statements to fulfill any tax obligations. The Plan Administrator will capture and track the cost basis for covered securities as defined in the Federal tax regulations. If your statement becomes lost, a written request stating the information required may be sent to the Plan Administrator at the address contained in this prospectus. A fee may be charged for retrieval of past account information (see Investment Summary and Fees for additional information).

17.	How will a participant’s shares be voted at meetings of shareholders?

Participants in the Plan will receive voting materials and have the sole right to vote the common stock of Codorus Valley represented by the shares held for them in the Plan. In the event the Participant does not provide direction for voting, the Plan shares will not be voted,

The participant is encouraged to read the information carefully. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A participant’s shares will he voted in accordance with the most recent submitted instructions,

Federal Income Tax Information

18.	What are the federal income tax consequences of participating in the Plan?

For federal income tax purposes, a participant in the Plan will be treated as having received on the dividend payment date the full amount of dividends allocable to the participant, regardless of whether the dividends are actually paid in cash, withheld for the payment of taxes or invested in additional shares of common stock pursuant to the Plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses paid in purchasing shares on the participant’s behalf. The per share tax basis of shares acquired for a participant under the Plan will be the price per share reported on the periodic statement of account supplied to each participant after each applicable investment date and will include the amount of brokerage commissions paid on behalf of the participant.

Compliance with Emergency Economic Stabilization Act of 2008

Effective January 1, 2012, the Plan qualified as a Dividend Reinvestment Plan (DRP) under the meaning of Treasury Regulation 1.1012-1(e)(6)(i), which enables participants to use the “average basis method” when determining the tax basis of any shares sold.

This Plan assumes that each participant will use the first-in, first-out “FIFO” method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for “specific identification” cost basis at any time or, effective January 1, 2012, may designate their preference for the “average basis method” effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

The holding period for shares acquired pursuant to the Plan will begin on the day after the date the shares are acquired for a participant’s account. In the case of any participant as to whom federal income tax withholding on dividends is required, and in the case of a foreign participant whose taxable income under the Plan is subject to federal income tax withholding, dividends will be reinvested net of the amount of tax withheld under applicable law.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign Entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including, dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest were scheduled to be subject to potential FATCA withholding effective on January 1, 2019, but the Internal Revenue Service issued proposed regulations that eliminate FATCA withholding with respect to gross proceeds and can be relied upon unless and until alternative guidance is issued. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant’s account, either upon the participant’s withdrawal of those shares from the Plan or upon termination of participation in the Plan. A participant who sells or exchanges shares previously received from the Plan or who directs the Plan Administrator to sell his or her Plan shares may, however, recognize gain or loss. A participant also will recognize gain or loss upon the receipt of a cash payment for a fractional share credited to the participant’s account upon termination of participation in the Plan. The amount of gain or loss in either case will be the difference between the amount the participant receives for the Plan shares or fractional share and the participant’s tax basis in such shares or fractional share.

Participants who purchase common stock under the Plan with voluntary cash payments should not be required to recognize income in connection with the purchases, aside from the commissions and other brokerage expenses paid on behalf of the participant which amounts will be taxable. The tax basis of shares purchased under these circumstances will be equal to the purchase price, adjusted for the amount of commission expenses paid on behalf of participants. The holding period for the shares commences on the day after the shares are acquired.

The foregoing summary is based upon an interpretation of current federal income tax laws and assumes that dividends paid by the Corporation will be from its earnings and profits. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE TAX CONSEQUENCES, WHICH MAY RESULT FROM PARTICIPATION IN THE PLAN AND ANY SUBSEQUENT DISPOSAL OF SHARES ACQUIRED PURSUANT TO THE PLAN.

Withdrawal of Shares from Plan Accounts

19.	How may a participant withdraw shares purchased under the Plan?

A participant may withdraw all or a portion of the whole shares of common stock credited to his or her account by notifying the Plan Administrator in writing to that effect and by specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of common stock so withdrawn from the Plan will be registered in the name of the participant and mailed to the participant’s address of record. No certificates for fractional shares will be issued under any circumstance.

Dividends on shares withdrawn from a participant’s account will continue to be reinvested unless the participant otherwise notifies the Plan Administrator in writing. A participant who withdraws all of the whole and fractional shares from his or her account will be treated as having terminated participation in the Plan.

20.	May a participant elect to sell their shares?

Yes. Sales are usually made through a broker, who will receive trading commissions. Typically, the shares are sold through the exchange on which the common shares of Codorus Valley are traded. Depending on the number of Codorus Valley shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order.

Batch Order (Online, telephone, null) – The Plan Administrator will combine each request to sell through the Plan with other Plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market, Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may he executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) – The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during, market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) – The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) – A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading, volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) – The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sales proceeds will be net of any fees to be paid by the participant (see Investment Summary and Fees for details). The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN for non-U.S. citizens will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after settlement date. If a participant submits a request to sell all or part of the Plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit, Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

A participant who wishes to sell shares currently held in certificate form may send them in for deposit to the Plan Administrator and then proceed with the sale. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the participant can deliver to their broker.

The Corporation’s share price may fluctuate between the time the sale request is received and the time the sale is completed on the open market. The Plan Administrator shall not be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the Plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Insider Trading Policy provides that the participant may not trade in the Corporation’s common stock if in possession of material, non-public information about the company. Share sales by employees, Affiliates and Section 16 officers must be made in compliance with the Corporation’s Insider Trading Policy.

Termination of Participation

21.	How does a participant terminate participation in the Plan?

A participant may terminate participation in the Plan at any time by instruction to the Plan Administrator. Requests can be made online, by telephone or through the mail (see Contact Information). A participant requesting termination may elect to retain Codorus Valley shares or to sell all or a portion of the shares in the account. If a participant chooses to retain the Plan shares, they will be converted and held in book-entry DRS. Any fractional shares will be sold and a check will be sent to the participant for the proceeds. If a participant chooses to sell the Plan shares, the Plan Administrator will sell such shares at the current market value and will send the proceeds to the participant, less fees and any applicable taxes. If no election is made in the request for termination, whole Plan shares will be converted to book-entry DRS. Upon termination, any uninvested contributions will be returned to the participant. Any future dividends will be paid in cash, unless the participant rejoins the Plan.

If the participant’s request to terminate their participation in the Plan is received on or after a dividend record date, but before the dividend payable date, the participant’s termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to the participant.

The Plan Administrator reserves the right to terminate participation in the Plan if a participant does not have at least one whole share in the Plan. Upon termination the participant may receive the cash proceeds from the sale of any fractional share less any transaction fee and trading commission.

Certificates for Shares

22.	Will certificates be issued for shares purchased under the Plan?

No. Certificates for shares purchased for a participant’s account under the Plan will not be issued unless the participant requests in writing that the Plan Administrator issue a certificate.

23.	In whose name will shares be registered when certificates are issued to participants?

Certificates will be issued in the name or names that appear on the participant’s account under the Plan. If a participant requests a certificate to be registered in a name other than that shown on the account, the request must be signed by all persons in whose names the account appears, with signatures Medallion guaranteed and accompanied by such other documentation as the Plan Administrator may require.

Other Information

24.	May a participant pledge shares held under the Plan or transfer rights under the Plan?

No. Shares credited to a participant’s account under the Plan may not be pledged or assigned, nor may any rights or interests under the Plan be transferred, pledged or assigned, and any purported pledge, assignment or transfer shall be void. A participant who wishes to pledge or assign his or her shares held under the Plan must withdraw those shares from the Plan.

25.	May a participant transfer or gift shares of common stock registered in his or her name?

To authorize a transfer or gift of Codorus Valley shares, a participant must submit a Stock Power Form with instructions to transfer ownership of shares, to the Plan Administrator. The Form can be found on our website at shareowneronline.com. For additional assistance regarding the transfer of Plan shares, contact the Plan Administrator (see Contact Information). The Form will require a “Medallion Signature Guarantee” by a financial institution. A Medallion Signature Guarantee is a special guarantee for securities and may be obtained through a financial institution such as a broker, bank, savings and loan association, or credit union who participates in the Medallion Signature Guarantee program. The guarantee ensures that the individual requesting the transfer of securities is the owner of those securities. Most banks and brokers participate in the Medallion Signature Guarantee program.

If a participant’s request to transfer all Plan shares in an account is received between a dividend record date and payable date, the request will be processed and a separate dividend check will be mailed to the participant.

A participant can also gift shares by submitting an optional cash investment on behalf of an existing Plan participant (see Investment Summary and Fees for Minimum and Maximum Cash Investment amounts), if a participant’s investments or transfers are made to an existing account, dividends on the shares credited to such investments or transfers will be invested in accordance with the elections made by the existing account owner.

26.	What happens if the Corporation declares a stock dividend or a stock split?

It is understood that any stock dividends or stock splits distributed by Codorus Valley on common stock held by the Plan Administrator for the participant will he credited to the participant’s account. This will include all whole and fractional shares. Codorus Valley has paid stock dividends at various times in the past.

27.	May the Plan be modified or terminated?

Yes. The Corporation reserves the right to suspend, modify or terminate the Plan at any time. Participants will receive notice of any suspension, termination or material modification of the Plan. The Corporation also reserves the right to terminate, at its sole discretion, any shareholder’s participation in the Plan at any time. The Corporation or Plan Administrator may adopt rules and regulations from time to time to facilitate the administration of the Plan.

At the direction of the Corporation, the Plan Administrator can terminate your participation in the Plan if the participant does not own at least one full share in the participant’s name or held through the Plan.

28.	What are the liabilities of the Corporation or the Plan Administrator under the Plan?

The Codorus Valley common stock is not insured by the FDIC or any other government agency, are not deposits or other obligations of, and are not guaranteed by, EQ Shareowners Services or Codorus Valley, and are subject to investment risks, including possible loss of principal amount invested. Common stock held in the Plan is not subject to protection under the Securities Investor Protection Act of 1970.

In administering the Plan, neither the Corporation, the Plan Administrator nor the Plan Purchasing Agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

EQ Shareowner Services, as the Plan Administrator, is authorized to choose a broker, at its sole discretion to facilitate purchases and sales of common stock by Plan Participants. The Plan Administrator will furnish the name of the registered broker utilized in share transactions within a reasonable time upon written request from the Participant.

The Plan Administrator is acting solely as agent of the Corporation and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Corporation.

In the absence of negligence or willful misconduct on its part, the Plan Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Plan Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator shall use reasonable efforts which are consistent with accepted practices in the stock investment plan industry to resume performance as soon as administratively possible under the circumstances.

29. Investment Summary and Fees

Summary
Minimum cash investments
Minimum one-time optional cash purchase	$25.00

Minimum recurring automatic investments	$25.00
Maximum cash investments
Maximum quarterly investment	$25,000.00

Dividend reinvestment options
Reinvest options	Full

Fees
Investment fees
Dividend reinvestment	Company Paid
Check investment	Company Paid
One time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid

Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commissions per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item

Prior year duplicate statements	$20.00 per year

These fees may change from time to time or the Corporation may incur additional fees for various reasons.

USE OF PROCEEDS

The Corporation does not know the number of shares of common stock that will be purchased from it under the Plan or the prices at which such shares will be purchased. To the extent that shares are purchased from the Corporation, and not in the open market, the Corporation intends to add proceeds it receives from the sales to its general funds to be used for general corporate purposes, including, without limitation, investments in and advances to the Corporation’s subsidiaries. The amounts and timing of the application of proceeds will depend upon the funding requirements of the Corporation and its subsidiaries and the availability of other funds.

EXPERTS

The Corporation’s consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Stevens & Lee, P.C., legal counsel to Codorus Valley, will pass upon the validity of the common stock offered pursuant to the Plan.

WHERE TO FIND MORE INFORMATION

Codorus Valley is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Codorus Valley’s common stock is listed for trading on the NASDAQ Global Market. Reports, proxy and information statements, and other information concerning Codorus Valley may also be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like Codorus Valley, that file electronically with the SEC. The address of the SEC website is http.//www.sec.gov. Codorus Valley operates a website at https://www.peoplesbanknet.com.

Codorus Valley has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This document does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to Codorus Valley and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC at the addresses set forth above or through the SEC website. Statements made in this document concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Some of the information that you may want to consider in deciding whether to purchase shares of common stock is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by Codorus Valley with the SEC. As permitted by the SEC, the following documents are incorporated by reference in this document:

1.	Codorus Valley’s Annual Report on Form 10-K for the year ended December 31, 2019, filed March 11, 2020;

2.	Codorus Valley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 8, 2020, as amended on Form 10-Q/A filed May 15, 2020;

3.	Codorus Valley’s Current Reports on Form 8-K, filed January 15, January 16, February 14, March 12, March 16, April 13, April 14, April 20, April 23, May 21, and July 15, 2020; and

4.	The description of Codorus Valley’s common stock set forth in our Current Report on Form 8-K on October 13, 2016 (which Report was filed solely to set forth a complete updated description of our common stock), including any amendment or reports filed under the Exchange Act for the purpose of updating such description.

All documents filed by Codorus Valley pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the termination of the offering of the securities made by this document shall be deemed to be incorporated by reference in this document and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

Codorus Valley hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this document has been delivered, on the written or oral request of any such person, a copy of any and all of the documents that have been incorporated by reference in this document. Requests for such copies should be directed to Larry D. Pickett, CPA, Treasurer, Codorus Valley Bancorp, Inc., 105 Leader Heights Road, P.O. Box 2887, York, Pennsylvania, 17405, telephone (717) 747-1519.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred by Codorus Valley in connection with the issuance and distribution of the shares being registered:

Registration Fee	$415
Printing Expenses	800
Accounting Expenses	50,000
Legal Expenses	30,000

TOTAL	$81,215

Item 15.  Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The organizational documents of Codorus Valley Bancorp, Inc. provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Codorus Valley Bancorp, Inc.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant) is asserted be such directors, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court or appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.   Exhibits.

Number	Title

4.1	Description of Registrant’s Securities (Incorporated by reference to Exhibit 4.(iv) to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 11, 2020)
5.1	Opinion of Stevens & Lee, P.C. re: legality
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Stevens & Lee, P.C. (contained in Exhibit 5.1)
24.1	Power of Attorney (contained on signature page)

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania, on July 29, 2020.

CODORUS VALLEY BANCORP, INC.

/s/ Larry J. Miller
By: Larry J. Miller
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Larry J. Miller and Larry D. Pickett, CPA, as their true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Form S-3 Registration Statement and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry J. Miller	President, Chief Executive Officer,
Larry J. Miller	Chairman of the Board of	July 29, 2020
(Principal Executive Officer)	Directors and Director

/s/Harry R. Swift, Esq	Vice-Chairman of the Board of
Harry R. Swift, Esq.	Directors and Lead Director	July 29, 2020

/s/Sarah M. Brown
Sarah M. Brown	Director	July 29, 2020

/s/Brian D. Brunner
Brian D. Brunner	Director	July 29, 2020

/s/Cynthia A. Dotzel, CPA
Cynthia A. Dotzel, CPA	Director	July 29, 2020

/s/John W. Giambalvo, Esq
John W. Giambalvo, Esq.	Director	July 29, 2020

/s/Jeffrey R. Hines, P.E.
Jeffrey R. Hines, P.E.	Director	July 29, 2020

/s/MacGregor S. Jones
MacGregor S. Jones	Director	July 29, 2020

/s/Craig L. Kauffman
Craig L. Kauffman	Director	July 29, 2020

/s/J. Rodney Messick
J. Rodney Messick	Director	July 29, 2020

/s/Larry D. Pickett, CPA	Treasurer
Larry D. Pickett, CPA	(Principal Financial and Accounting Officer)	July 29, 2020